EXECUTION VERSION

Exhibit 10.18

J.P. MORGAN SECURITIES LLC JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179

January 6, 2016
$350,000,000
Incremental Term Facility
Commitment Letter
Charles River Laboratories International, Inc.251 Ballardvale Street
Wilmington, Massachusetts 01887
Attention:     David R. Smith    Corporate Executive Vice President & Chief Financial Officer

Ladies and Gentlemen:
Charles River Laboratories International, Inc., a Delaware corporation (the “Borrower” or “you”), has advised J.P. Morgan Securities LLC (“JPMorgan”) and JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank” or the “Lead Bank”, and together with JPMorgan, the “Committing Parties”, “we” or “us”) that it intends to consummate the transactions (collectively, the “Transaction”) described in the introductory paragraph of the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”). Capitalized terms used but not defined herein are used with the meanings assigned to them in the Term Sheet.
In connection with the foregoing, you have requested that JPMorgan agree to structure, arrange and syndicate an incremental term loan facility under the Borrower’s Sixth Amended and Restated Credit Agreement, dated as of April 22, 2015 in an aggregate amount of up to $350,000,000 (the “Incremental Term Facility”). You have also requested that JPMorgan Chase Bank commit to provide the Incremental Term Facility.
JPMorgan is pleased to advise you that it is willing to act as a joint lead arranger and joint bookrunner for the Incremental Term Facility. Furthermore, JPMorgan Chase Bank is pleased to advise you of its commitment to provide 100% of the Incremental Term Facility, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Term Sheet. This Commitment Letter and the Term Sheet set forth the principal terms and conditions on and subject to which JPMorgan Chase Bank is willing to make available the Incremental Term Facility.
It is agreed that JPMorgan (the “Arranger”) and up to two other financial institutions selected by the Borrower and reasonably acceptable to us will act as the joint lead arrangers and joint bookrunners with respect to the Incremental Term Facility and that JPMorgan Chase Bank will continue to act as the sole administrative agent under the Existing Credit Agreement (the “Administrative Agent”). JPMorgan will have “left” placement on and will appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Incremental Term Facility, and JPMorgan will perform the roles and responsibilities conventionally understood to be associated with such “left” placement. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Incremental Term Facility unless you and we shall so agree and except as provided for in the Term Sheet.
We may syndicate the Incremental Term Facility to a group of financial institutions which shall include lenders under the Existing Credit Agreement (together with the Lead Bank, the “Lenders”) identified by us in consultation with you. The Arranger may commence syndication efforts promptly, and you agree actively to assist the Arranger in completing a syndication satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders, (c) assistance in the preparation of a confidential information memorandum (the “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndication (the “Information Materials”) and (d) the hosting, with the Arranger, of one or more meetings of prospective Lenders.
The Arranger will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders, in each case in consultation with you. To assist the Arranger in its syndication efforts, you agree promptly to prepare and provide to the Committing Parties all information with respect to the Borrower and the Transactions, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Incremental Term Facility. At the request of the Arranger, the Borrower agrees to assist in the preparation of a version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of the United States federal securities laws) with respect to you, your affiliates or any of your or their respective securities (“MNPI”) and who may be engaged in investment and other market-related activities with respect to you, your affiliates or your or their securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (a) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (b) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein. You agree that the following documents may be distributed to both Private-Siders and Public-Siders, unless you advise the Arranger in writing (including by e-mail) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (w) the Term Sheet, (x) administrative materials prepared by the Arranger for prospective Lenders (such as lender meeting invitations, lender allocations and funding and closing memoranda), (y) notification of changes in the Incremental Term Facility’s terms and (z) other materials intended for prospective Lenders after the initial distribution of the Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you. You hereby authorize us to distribute drafts of the Credit Documentation to Private-Siders and Public-Siders. The parties hereto agree that information and materials may be distributed or sent through electronic means (including IntraLinks, SyndTrak or another electronic workspace) and that the use of such means is expressly authorized hereby.
You hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be made available to any Committing Party by you or any of your representatives is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Committing Party by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions at the time of delivery thereof. You agree that if, at any time prior to the Closing Date, you become aware that any of the representations contained in the preceding sentence is incorrect, then, subject to the Committing Parties’ continuing undertaking to maintain the confidentiality of such Information and/or Projections as set forth below, you will promptly supplement the Information or the Projections, as applicable, so that such representation would be correct in all material respects as of the date such Information, as supplemented and taken as a whole, was furnished, or such Projections were made available. You understand that in arranging and syndicating the Incremental Term Facility we may use and rely on the Information and Projections without independent verification thereof.
As consideration for the commitments and agreements of the Committing Parties hereunder, you have agreed to pay the nonrefundable fees described in the fee letter dated the date hereof and delivered together herewith (the “Fee Letter”).

The commitments and agreements of the Committing Parties hereunder are subject to (a) such Committing Party’s satisfaction that prior to and during the syndication of the Incremental Term Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or its subsidiaries that could reasonably be expected to materially and adversely affect the successful syndication of the Incremental Term Facility (other than the refinancing of the Existing Credit Agreement on terms reasonably acceptable to the Arranger) , (b) the negotiation, execution and delivery on or before the Expiration Date (as defined below) of definitive documentation with respect to the Incremental Term Facility satisfactory to such Committing Party and (c) the other conditions set forth or referred to in the Term Sheet.
You agree (a) to indemnify and hold harmless each Committing Party, its affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Term Sheet, the syndication contemplated hereby, the Fee Letter, the Incremental Term Facility, the use or intended use of the proceeds thereof, the Transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent (x) they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such indemnified person or (y) they are found by a final, non-appealable judgment of a court of competent jurisdiction to result from breach by a Committing Party of any of its obligations hereunder, and (b) to reimburse each Committing Party and its affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Incremental Term Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems (including, without limitation, Intralinks and email) that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with its activities related to this Commitment Letter, the Incremental Term Facility or the other transactions contemplated hereby.
You acknowledge that each Committing Party and its affiliates (the term “Committing Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. You acknowledge that the Committing Parties and their respective affiliates may from time to time effect transactions, for their own account or the account of customers, and may hold positions in loans or options on loans of the Borrower and other companies that may be the subject of the transactions described herein. In addition, the Committing Parties and their respective affiliates are full service securities firms and as such may from time to time effect transactions, for their own account or the account of customers, and may hold positions in securities or options on securities of the Borrower and other companies that may be the subject of the transactions described herein. No Committing Party will use confidential information obtained from you by virtue of the transactions described herein or its other relationships with you in connection with the performance by such Committing Party of services for other companies, and such Committing Party will not furnish any such information to other companies. You also acknowledge that a Committing Party has no obligation to use in connection with the transactions described herein, or to furnish to you, confidential information obtained from other companies. You agree that each of the Committing Parties will act under this Commitment Letter as an independent contractor to you with respect to the arrangement of the Incremental Term Facility (including in connection with determining the terms of the Incremental Term Facility) and not as a financial advisor or a fiduciary to, or an agent of, you or any other person. You agree that you will not assert any claim against any Committing Party based on an alleged breach of fiduciary duty by any Committing Party in connection with this Commitment Letter and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that, as Arranger, no Arranger is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Arranger shall have no responsibility or liability to the Borrower with respect thereto.
This Commitment Letter shall not be assignable by you without the prior written consent of each Committing Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons and is not intended to create any fiduciary or other implied duties among the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Committing Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Incremental Term Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.
You and the Committing Parties irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Term Sheet or the Fee Letter or the performance of services hereunder or thereunder. You irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You agree that a final, non-appealable judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon you and may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon judgment. You and we irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Term Sheet or the Fee Letter or the performance of services hereunder or thereunder.
This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to the officers, agents and advisors of the Borrower who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof) including disclosures required by law, provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after the Acquisition Agreement has been fully executed and this Commitment Letter has been accepted by you.
The reimbursement, indemnification, confidentiality, waiver of jury trial, jurisdiction, venue and governing law provisions contained herein and in the Fee Letter, as well as those of the fourth preceding paragraph above, shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment hereunder; provided, that your obligations under this Commitment Letter, other than those arising under the fourth, fifth, sixth and fourteenth paragraphs hereof, shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Incremental Term Facility upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.
The Committing Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Arranger and each Lender are required to obtain, verify and record information that identifies the Borrower and its affiliates, which information includes the name, address, tax identification number and other information regarding the Borrower and its affiliates that will allow such Arranger or such Lender to identify the Borrower and its affiliates in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Arranger and each Lender.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on January 7, 2016. The commitments and agreements of the Committing Parties hereunder will expire at such time in the event we have not received such executed counterparts in accordance with the preceding sentence. In the event that the initial borrowing under the Incremental Term Facility does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate. “Expiration Date” means the earliest of (i) September 2, 2016, (ii) the closing of the Acquisition (as defined in the Term Sheet) without the use of the Incremental Term Facility and (iii) the termination prior to closing of the Acquisition of the Acquisition Agreement; provided that to the extent set forth in the second preceding paragraph, the provisions contained herein shall survive any such termination. In addition, such commitments and agreements shall terminate upon receipt by us of written notice from you that you are electing to terminate such commitments, such termination to be effective as of the date specified in such notice; provided that to the extent set forth in the second preceding paragraph, the provisions contained herein shall survive any such termination.

We are pleased to have been given the opportunity to assist you in connection with this important financing.
Very truly yours,
J.P. MORGAN SECURITIES LLC

By:
/s/ Cornelius Droogan__
Name: Cornelius J. Droogan
Title: Managing Director

JPMORGAN CHASE BANK, N.A.

By: /s/ Robert Arrieta    ______________________
Name: Robert Arrieta
Title: Managing Director

Incremental Term Facility Commitment Letter

Accepted and agreed to as of
the date first written above by:

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

By: /s/David R. Smith___________________
Name: David R. Smith
Title: Corporate Executive Vice President & Chief Financial Officer

Incremental Term Facility Commitment Letter

Exhibit A
_______________________________
CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
$350,000,000
Incremental Term Facility
Summary of Terms and Conditions
________________________________
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached.
The Borrower intends to acquire (the “Acquisition”) WRH, Inc. and its subsidiaries (the “Target”) pursuant to an Agreement and Plan of Merger (together with all exhibits, schedules and disclosure letters thereto, the “Acquisition Agreement”) dated as of January 6, 2016 among the Borrower, WRH, Inc., Pretzel Acquisition Corporation and American Capital Equity III, LP.. In connection therewith, the Borrower intends to incur the Incremental Term Facility (as defined below) under the Sixth Amended and Restated Credit Agreement, dated as of April 22, 2015 among the Borrower, the Subsidiary Borrowers party thereto, JPMorgan Chase Bank, as administrative agent, and the other agents and lenders party thereto, as amended, supplemented or otherwise modified prior to the Closing Date, the “Existing Credit Agreement”). The proceeds of the Incremental Term Facility will be used (i) to pay a portion of the cash consideration for the Acquisition and (ii) to pay the fees and expenses incurred in connection with the Transaction. The transactions described above are collectively referred to herein as the “Transaction”. For purposes of this Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the initial funding of the Incremental Term Facility.
Set forth below is a statement of the terms and conditions for the Incremental Term Facility:

I. PARTIES
Borrower:	Charles River Laboratories International, Inc. (the “Borrower”).
Guarantors:
The guarantors under the Existing Credit Agreement (the “Subsidiary Guarantors” and together with the Borrower, the “Loan Parties”). The obligations of the Loan Parties shall not include any “excluded swap obligations” on terms consistent with the Existing Credit Agreement.

Joint Lead Arrangers and Joint Bookrunners:	JPMorgan (the “Arranger”) and up to two other financial institutions selected by the Borrower and reasonably satisfactory to JPMorgan.
Administrative Agent:	JPMorgan Chase Bank (in such capacity, the “Administrative Agent”).
Co-Syndication Agents	Up to two other financial institutions selected by the Borrower and reasonably satisfactory to JPMorgan.
Lenders:
A syndicate of banks, financial institutions and other entities, including JPMorgan Chase Bank and the banking affiliates of the other joint lead arrangers, arranged by the Arranger in consultation with the Borrower (collectively, the “Lenders”).

II. TYPES AND AMOUNTS OF CREDIT FACILITIES
Incremental Term Facility
Type and Amount:	An incremental term loan facility in U.S. dollars (the “Incremental Term Facility) in an amount up to $350.0 million (the loans thereunder, the “Incremental Term Loans”).
Maturity and Amortization:
The Incremental Term Loans will mature on April 22, 2020.
The Incremental Term Loans shall be repayable in quarterly installments equal to the amortization percentage applicable to the existing term loans outstanding as of the date hereof under the Existing Credit Agreement (the “Original Term Loans”), commencing on the next amortization date for such Original Term Loans following the Closing Date; provided that for the avoidance of doubt, any outstanding Incremental Term Loans will be repayable in full on April 22, 2020.

Availability:	The Incremental Term Loans shall be made in a single drawing on the Closing Date.
Purpose:	The proceeds of the Incremental Term Loans shall be used to effect the Transactions.
III. CERTAIN PAYMENT PROVISIONS
Fees and Interest Rates:	As set forth on Annex I.
Optional Prepayments and Commitment Reductions:	Same as the Existing Credit Agreement with respect to Original Term Loans.
Mandatory Prepayments:	Same as the Existing Credit Agreement with respect to Original Term Loans.
IV. COLLATERAL	Same as the Existing Credit Agreement.
V. CERTAIN CONDITIONS
Initial Conditions:
The availability of the Incremental Term Facility shall be conditioned upon satisfaction of the conditions precedent explicitly set forth in the Commitment Letter and the following conditions precedent (the date upon which all such conditions shall be satisfied, the “Closing Date”):

• Each Loan Party shall have executed and delivered satisfactory definitive financing documentation with respect to the Incremental Term Facility (the “Credit Documentation”).

(b)    Customary closing certificates as to corporate existence and authority.
(c)    The Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transaction, shall be solvent, and the Committing Parties shall have received a certificate from the chief financial officer of the Borrower, in form reasonably acceptable to the Committing Parties, certifying to the effect thereof.

(d)    All governmental and third party approvals necessary in connection with the Transaction and the Incremental Term Facility and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect.
(e)    The Lenders, the Administrative Agent and the Arranger shall have received all fees required to be paid, and all reasonable expenses for which invoices have been presented, on or before the Closing Date.

(f)    All actions required under the Existing Credit Agreement to be taken on the Closing Date shall have been taken to establish that the Administrative Agent will have a perfected first priority security interest (subject to liens permitted under the Existing Credit Agreement) in the Collateral.

(g)    The Administrative Agent shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries and (ii) from such special and local counsel as may be required by the Administrative Agent), documents and other instruments as are customary for transactions of this type or as it may reasonably request.

(h) The Lenders shall have received, at least five business days prior to the Closing Date, satisfactory information required for compliance by Lenders with applicable “know your customer” and anti-money laundering requirements (including information required under the PATRIOT Act).

(i) The Borrower shall have delivered to the Administrative Agent a certificate demonstrating compliance with condition (k) below.
(j) Delivery of a borrowing notice.

(k) The satisfaction of the conditions to the Incremental Term Facility set forth in the Existing Credit Agreement, including Section 2.24 thereof, unless otherwise amended or waived in accordance with the terms thereof.

(l) The Existing Credit Agreement has not been amended, consented to or waived in any material respect adverse to the Arranger or Lenders without the prior written consent of JPMorgan.
VI. CERTAIN DOCUMENTATION MATTERS
Representations and Warranties:	Same as the Existing Credit Agreement.
Affirmative Covenants:	Same as the Existing Credit Agreement.
Financial Covenants:	Same as the Existing Credit Agreement.
Negative Covenants:	Same as the Existing Credit Agreement.
Events of Default:	Same as the Existing Credit Agreement.
Voting:	Same as the Existing Credit Agreement.
Assignments and Participations:	Same as the Existing Credit Agreement.
Yield Protection:	Same as the Existing Credit Agreement.
Defaulting Lenders:	Same as the Existing Credit Agreement.
Expenses and Indemnification:	Same as the Existing Credit Agreement.
Governing Law and Forum:	State of New York.
Counsel to the Administrative Agent and the Arranger:	Simpson Thacher & Bartlett LLP.

Annex I

INTEREST AND CERTAIN FEES

Interest Rate Options:	Same as the Existing Credit Agreement.

“ABR” shall be defined in a manner consistent with the Existing Credit Agreement.
“ABR Loans” means Loans bearing interest based upon the ABR.
“Applicable Margin” means a percentage to be determined in accordance with the pricing grid attached hereto as Annex I-A.
“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.
“Eurodollar Rate” shall be defined in a manner consistent with the Existing Credit Agreement.
Interest Payment Dates:	Same as the Existing Credit Agreement.
Default Rate:	Same as the Existing Credit Agreement.
Rate and Fee Basis:	Same as the Existing Credit Agreement.

PRICING GRID FOR
AND INCREMENTAL TERM LOANS

	Leverage Ratio	Applicable Margin Eurodollar Loans	Applicable Margin ABR Loans
Level I	≥ 3.00:1.00	1.50%	0.50%
Level II	≥ 2.50:1.00 but < 3.00:1.00	1.25%	0.25%
Level III	≥ 2.00:1.00 but < 2.50:1.00	1.125%	0.125%
Level IV	< 2.00:1.00	1.00%	0%